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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT



                                 Date of Report
                       (Date of earliest event reported):

                                  May 11, 2001
                           --------------------------




                           ENTERPRISES SOLUTIONS, INC.
                           ---------------------------
             ( Exact name of registrant as specified in its Charter)



        Nevada                           000-28195               88-0232148
(State or other jurisdiction            (Commission            (IRS Employer
    of incorporation)                   File Number)         Identification No.)



        140 Wood Road, Suite 200
        Braintree, Massachusetts                                   02184
(Address of principal executive offices)                         (Zip Code)



        Registrant's telephone number, including area code: 781-356-4387





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                                    FORM 8-K

                           ENTERPRISES SOLUTIONS, INC.


ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

        On April 23, 2001, the Company entered into an Agreement in Principle with Delta Mutual, Inc. ("DMI"), and pursuant to that Agreement in Principle on May 11, 2001, entered into the definitive Agreement of Sale (the "Agreement"), pursuant to which DMI would acquire all of the assets of the Company (the "Acquisition") in exchange for 10,583,000 shares of its Common Stock ("DMI Common Stock"), or such number of shares as is equal to 1.2676 shares of DMI Common Stock for each share (the "Exchange Ratio") of Common Stock of the Company outstanding on the effective date of the acquisition ("Acquisition Effective Date"). The Agreement provides that DMI would purchase substantially all of the Company's assets, including its Intellectual Property (as defined in the Agreement) and trade names, and would assume the Company's obligations under the three leases to which the Company is a party and several executive employment agreements. DMI would not assume any obligations under the Company's employment agreement with John A. Solomon, and the Agreement provides that the Board of Directors of the Company may enter into a settlement of that employment agreement determined in good faith by the Board. Otherwise the Company may not make any loans or advances to any employee, officer, director or Affiliate (as defined in the Agreement). Under the Agreement, DMI would assume no other liabilities of the Company, except that DMI would assume outstanding options and warrants to purchase Common Stock of the Company, the holders of which options and warrants would, upon the Acquisition Effective Date, be entitled to purchase, in accordance with the terms of the particular option or warrant, such number of shares of DMI Common Stock as is calculated by application of the Exchange Ratio with respect to each share of Common Stock of the Company subject to the option or warrant. Prior to the Acquisition Effective Date, DMI would not issue additional shares of DMI Common Stock, except that, in connection with the acquisition, DMI may issue up to an additional 11,000,000 shares of DMI Common Stock to equity investors in DMI. The Company is not restricted as to issuances of additional shares of its Common Stock.

        The Agreement is conditioned on effectiveness of the registration statement required to be filed with the Securities and Exchange Commission for the Acquisition, approval of the sale of substantially all of the assets of the Company as a part of the Acquisition transaction by the stockholders of the Company and on the approval by the stockholders of DMI of a recapitalization of DMI so that, following such recapitalization, DMI has an authorized capitalization of 100,000,000 shares of common stock and 5,000,000 shares of preferred stock. DMI has also agreed to change its name to Internet High Assurance Corporation, or such other name as is mutually agreeable to DMI and the Company. The obligations of the Company under the Agreement are subject to DMI's maintaining its OTC Bulletin Board listing for the DMI Common Stock through the Acquisition Effective Date.

         The Agreement provides for an escrow of .2676 shares (the "Escrowed Shares") of the 1.2676 shares of DMI Common Stock issuable with respect to each share of Common Stock of the Company outstanding on the Acquisition Effective Date for a period of 90 days following the Acquisition Effective Date to satisfy liabilities of the Company not previously paid. Any of the Escrowed Shares not utilized so to satisfy liabilities of the Company would be distributed to stockholders of the Company following such 90 day period.

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        It is intended that the Acquisition would qualify as a tax-free reorganization under the Internal Revenue Code of 1986, as amended.

        DMI is a Delaware corporation, whose Common Stock is traded on the OTC Bulletin Board under the trading symbol DLTM. Reference is hereby made to the filings made by DMI under the Securities Exchange Act of 1934 for information concerning DMI. Effective April 23, 2001, the controlling shareholding position of DMI, consisting of 450,000 of the 557,000 shares outstanding, was purchased from DMI's two controlling shareholders by Kelcon, Inc., a recently formed Delaware corporation ("Kelcon"), for $450,000. Kelcon is owned by Kenneth A. Martin, a principal in the Washington, D.C. law firm, Martin & Adams, PLLC, which firm has from time to time rendered legal services to the Company, and by an overseas investor, who has previously invested in the Company.



ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(c)     Exhibits.

     10.20 Agreement of Sale, dated as of May 11, 2001, between Delta Mutual, Inc. and Enterprises Solutions, Inc.








                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf the undersigned hereunto duly authorized.

Dated: May 22, 2001


                             Enterprises Solutions, Inc.


                             By:        /s/ John A. Solomon
                                    -----------------------------
                                        John A. Solomon,
                                        President and Chief Executive Officer



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                                  EXHIBIT INDEX

Exhibit No.   Description
-----------   -----------

 10.20 Agreement of Sale, dated as of May 11, 2001, between Delta Mutual, Inc. and Enterprises Solutions, Inc.





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